                                   EXHIBIT 5

                                June 28, 1994


Board of Directors
Russell Corporation
Lee Street
Alexander City, Alabama 35010

Gentlemen:

         In our capacity as counsel for Russell Corporation, an Alabama corporation ("Russell"), we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in form as proposed to be filed by Russell with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on June 29, 1994, relating to the registration of 339,455 shares of the common stock, par value $0.01 per share (the "Common Stock"), of Russell to be offered for sale by the Selling Shareholders (as defined in the Prospectus, which is a part of the above-referenced Registration Statement). In this connection, we have also examined such records, documents and proceedings as we have deemed relevant and necessary to render this opinion.

         Upon the basis of the foregoing, we are of the opinion that:

         (i) The 339,455 shares of Common Stock being offered for sale by the Selling Shareholders are legally issued, fully paid and non-assessable; and

         (ii) Under the laws of the State of Alabama, no personal liability will attach to the ownership of the shares of Common Stock being offered for sale by the Selling Shareholders.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In addition, we consent to the use of our name in the Prospectus, under the heading "Legal Opinion."

                                        Yours very truly,



                                        /s/ BRADLEY, ARANT, ROSE & WHITE